Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information

Media Contact: Jay Fredericksen 904-357-9106

Investor Contact: Parag Bhansali 904-357-9155

Rayonier Revises Fourth Quarter 2005 Earnings Outlook

JACKSONVILLE, Fla., January 10, 2006 -- Rayonier (NYSE:RYN) said today that fourth quarter 2005 earnings likely will be approximately 4 to 6 cents per share below previous estimates, primarily due to the termination of a real estate transaction.

Because the approximately 570-acre property near the coastal community of Kingsland, Georgia, is zoned residential and commercial, the company believes greater value can be achieved through development of the parcel by its real estate subsidiary, TerraPointe LLC, together with a joint venture partner, rather than an outright sale.

As it enters 2006, Rayonier said it continues to experience strong demand across all product lines, particularly for higher-and-better-use properties and cellulose specialties.

Rayonier has 2.2 million acres of prime timberland and real estate in the U.S. and New Zealand. Its real estate subsidiary is charged with maximizing the value of its extensive higher-and-better-use properties, particularly in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. Rayonier is also the world's leading producer of high performance cellulose specialty products. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries.

Statements in this release regarding expected earnings and the future use and development of real estate are "forward-looking statements" made pursuant to the safe harbor provisions of federal securities laws. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of real estate sale transactions; changes in law or policy that might limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company's ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. Rayonier assumes no obligation to update these statements except as may be required by law.

Fourth quarter earnings will be released Tuesday, January 24, before the market opens and a conference call will be held at 4:15 p.m. EST the same day to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the "listen only" conference call by dialing 913-981-5584.

For further information, visit the company's web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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